Exhibit 99.01

ABIOMED ANNOUNCES FISCAL 2006 SECOND QUARTER FINANCIAL RESULTS

Highest Revenue Quarter and Most Patients on AB5000 Circulatory Support in ABIOMED History

DANVERS, Mass. (November 2, 2005)—ABIOMED, Inc. (NASDAQ: ABMD) today released financial results for the fiscal second quarter ended on September 30, 2005. As compared to the second quarter fiscal year 2005, revenue grew 5% to $10.9 million for the quarter, the highest in the company’s 24-year history. This quarter the company continued the AB5000 console rental unit program and more patients were supported with ABIOMED’s AB5000 ventricular assist device than in any previous quarter.

Recent financial and operating highlights include:

•                  Revenue increased 5% on a consolidated basis to $10.9 million, and a 30% sequential growth versus fiscal first quarter 2006.

•                  More customers participated in the AB5000 console rental program this quarter than last quarter. ABIOMED did not offer the rental program in the second quarter of fiscal 2005. AB5000 consoles increased 27% on units and 17% on revenue versus second quarter of fiscal year 2005.

•                  To date, 60% of Q1 rentals converted to ownership of the consoles and the remaining customers are still renting or working towards an ownership agreement.

•                  Gross product margin for the quarter was 77% on a consolidated basis.

•                  The company incurred a loss of 11 cents per share or $2.8 million compared to a profit of 2 cents per share or approximately $0.5 million in second quarter of fiscal 2005. This was driven by planned R&D, increased SG&A activities and the integration of Impella.

•                  On a comparable basis, total disposable VADs sold were up 21% (10% on BVS/AB5000, 102% on Impella) and exceeded 500 units.

•                  New publications were presented at the 17th Annual Transcatheter Cardiovascular Therapeutics (TCT) Meeting held in October in Washington, D.C., demonstrating both clinical success of the Impella technology in Europe and lives saved when native hearts recover with support on the AB5000 ventricles.

•                  The Centers for Medicare and Medicaid Services (CMS) updated reimbursement guidelines for the successful recovery of the native heart with external ventricular assist devices (VADs) became effective October 1st, 2005. This change will provide up to a 70% increase in reimbursement for hospitals.

•                  In order to continue to expand business in the U.S and abroad, ABIOMED has made significant strides in the hiring of top sales talent from within the industry. ABIOMED added four new sales representatives and two clinical specialists in the U.S. and three sales representatives and one clinical specialist to its European operations.

ABIOMED is currently the only company with FDA labeling on ventricular assist devices for all potentially recoverable indications. To date, more than 8,000 patients worldwide have been supported with these devices. Patients who have recovered included those suffering from cardiogenic shock resulting from myocardial infarction, myocarditis, postpartum cardiomyopathy, ventricular septal defect, refractory arrhythmias, failed heart transplants, right ventricular assistance with implantable LVAD (Left VAD), and post cardiotomy cardiogenic shock (PCCS). ABIOMED’s devices encourage recovery, are easier to implant, utilizing cannula inserted through a small incision, rather than more traumatic bridge-to-transplant devices that core the ventricles and always require heart lung machines for implantation. The ABIOMED AB5000 also allows patients to walk with the support of the console, which helps recovery.

“Although the timing of our growth has been delayed due to our distribution challenge, we feel our opportunities remain strong,” said Michael R. Minogue, Chairman, CEO and President of ABIOMED.

As a result of the rental program for AB5000 consoles and the timeframe for integration and ramp up of the new sales team, ABIOMED is adjusting the FY’06 revenue guidance from $52-56 million to the low $40 millions. The Company continues to forecast sequential quarterly growth year over year for Q3 and Q4 FY’06. ABIOMED anticipates a loss estimate of $14-19 million excluding $13.3 million of in-process R&D expense, as we continue our planned R&D investment in new platforms and the approval path for Impella products in the U.S.

The AbioCor and Impella technologies are medical device breakthroughs that create new challenges in the regulatory approval process. ABIOMED continues to work with the FDA on the AbioCor, the Impella Recover LP 2.5 and 5.0, the Impella RD for right ventricular support, the Minimally Invasive Cannula and other new products.

“In the past six months, ABIOMED has grown awareness of heart recovery as the best option for patients in acute heart failure. Through our expanding global distribution, scientific publications and growing installed base, we are shipping more VADs per quarter than any other company in circulatory care,” continued Minogue.

Product revenues for the second fiscal quarter ended September 30, 2005 were $10.8 million or a 3.7% increase over the $10.4 million reported for the second fiscal quarter ended September 30, 2004. For the six month period ended September 30, 2005 revenues increased by $1.4 million or 8.0% from $17.7 million in fiscal 2005 to $19.2 million in fiscal 2006.

During the quarter ended September 30, 2005 the Company had a net loss of $2.8 million, or $0.11 per share.  This compares to a net profit of $0.5 million or $0.02 per share for the three months ended September 30, 2004.  During the six months ended September 30, 2005 the Company had a net loss of $21.3 million, or $0.85 per share.  This compares to a net loss of $1.9 million or $0.09 per share for the six months ended September 30, 2004. The loss incorporates the year to date results of Impella, and includes a non-recurring expense of in-process research and development of $13.3 million associated with the acquisition of Impella.

CONFERENCE CALL AND WEBCAST INFORMATION

To participate in this call within the U.S. and Canada, dial 800-289-0493; international callers should dial 913-981-5510. The conference ID is 6114125. A replay of the call will be available four hours after the call and will be available for one week. To access the replay within the U.S. and Canada, dial 888-203-1112; international callers should dial 719-457-0820. A webcast of the call, which will be live and then archived for two weeks, will also be available at www.abiomed.com.

ABOUT ABIOMED

Based in Danvers, Massachusetts, ABIOMED, Inc. (pronounced “AB’-EE-O-MED”) is a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart. ABIOMED currently manufactures and sells the AB5000™ Circulatory Support System and the BVS® 5000 Biventricular Support System for the temporary support of all patients with failing but potentially recoverable hearts. In Europe, ABIOMED offers the Impella® Recover™ minimally invasive cardiovascular support systems under CE Mark approval. The Company’s AbioCor® Implantable Replacement Heart was the subject of an initial clinical trial under an Investigational Device Exemption from the United States Food and Drug Administration. The AbioCor has not been approved for commercial distribution, and is not available for use or sale outside of the initial clinical trial. For additional information please visit: www.abiomed.com.

IMPELLA DEVICES

Impella products are investigational devices in the United States and are not yet available for sale in the United States.

Contacts:
Liza Heapes	Investor Relations Contact:
ABIOMED, INC.	Rx Communications Group, LLC
Media Relations	Melody A. Carey
978-646-1668	917-322-2571
lheapes@abiomed.com	mcarey@rxir.com

FORWARD-LOOKING STATEMENTS

This Release contains forward-looking statements, including statements regarding development of ABIOMED’s existing and new products, the Company’s progress toward commercial growth, and future opportunities. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

###

ABIOMED, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	September 30, 2005	March 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$15,264	$7,618
Short-term marketable securities	20,393	33,887
Accounts receivable, net of allowance for doubtful accounts of $405 at September 30, 2005 and $64 at March 31, 2005	7,940	8,635
Inventories	6,039	3,877
Prepaid expenses and other current assets	1,385	1,207
Total current assets	51,021	55,224

Long-term Investments	—	2,112
Property and Equipment, net of accumulated depreciation of $11,504 and $10,867 at September 30, 2005 and March 31, 2005, respectively	3,639	2,804
Intangible assets, net	8,790	418
Goodwill	18,849	—
Other assets	357	503
Total assets	$82,656	$61,061

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,633	$1,132
Accrued expenses	4,354	3,623
Deferred revenues	228	127
Total current liabilities	6,215	4,882

Commitments and Contingencies

Stockholders’ Equity:
Class B Preferred Stock, $.01 par value- Authorized- 1,000,000 Shares; Issued and outstanding-none	—	—
Common Stock, $.01 par value Authorized - 100,000,000 shares; Issued - 26,348,129 shares at September 30, 2005 and 22,079,311 shares at March 31, 2005 Outstanding - 26,341,950 shares at September 30, 2005 and 22,079,311 shares at March 31, 2005	263	221
Additional paid-in capital	213,664	170,095
Deferred stock-based compensation	(229)	(278)
Accumulated deficit	(135,146)	(113,859)
Less treasury stock at cost; 6,179 shares at September 30, 2005	(66)	—
Accumulated other comprehensive loss	(2,045)	—
Total stockholders’ equity	76,441	56,179
Total liabilities and stockholders’ equity	$82,656	$61,061

ABIOMED, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATION

(Unaudited)

(in thousands, except per share and share data)

	Three Months Ended		Six Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004

Revenues:
Products	$10,758	$10,376	$19,158	$17,742
Funded research and development	178	61	201	136
	10,936	10,437	19,359	17,878

Costs and expenses:
Cost of product revenues	2,448	2,429	4,781	4,186
Research and development	4,674	3,422	8,880	6,730
Selling, general and administrative	6,853	4,318	14,165	9,235
Expensed in-process research and development	—	—	13,306	—
	13,975	10,169	41,132	20,151

Income (loss) from operations	(3,039)	268	(21,773)	(2,273)

Other income, net
Investment income	296	177	560	341
Foreign exchange gain	(58)	12	(112)	4
Other	22	2	38	8
	260	191	486	353

Net income (loss)	$(2,779)	$459	$(21,287)	$(1,920)

Net income (loss) per share:
Basic	$(0.11)	$0.02	$(0.85)	$(0.09)
Diluted	$(0.11)	$0.02	$(0.85)	$(0.09)

Weighted average shares outstanding:
Basic	26,251,116	21,852,452	25,055,629	21,693,828
Diluted	26,251,116	23,038,431	25,055,629	21,693,828